AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2002

                           Registration No. 333-58326

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                 POST EFFECTIVE
                                 AMENDMENT NO. 1

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             ----------------------


                        BBC GRAPHICS OF PALM BEACH, INC.
                        --------------------------------
                 (Name of Small Business Issuer in Its Charter)

           FLORIDA                                  541800                          65-0924471
           -------                                  ------                          ----------
(State or Other Jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)             Classification Number)              Identification No.)

                                 4301 Oak Circle
                                    Suite 25
                              Boca Raton, FL 33431
                                (561) 417 - 3021
          (Address and Telephone Number of Principal Executive Offices)

                             ----------------------

                            Suzanne Brady, President
                                 4301 Oak Circle
                                    Suite 25
                              Boca Raton, FL 33431
                                (561) 417 - 3021
            (Name, Address and Telephone Number of Agent For Service)

                             ----------------------

                        Copies of all communications to:


                               Clint J. Gage, Esq.
                               Adorno & Yoss, P.A.

                           350 East Las Olas Boulevard
                                   Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION




PROSPECTUS

                        BBC GRAPHICS OF PALM BEACH, INC.


                        1,976,000 Shares of Common Stock

This prospectus covers the 1,976,000 shares of common stock of BBC Graphics of Palm Beach, Inc. being offered by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders.

                          ---------------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. THERE IS NO PUBLIC MARKET FOR OUR SHARES. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ---------------------------




                The date of this prospectus is ____________, 2002

                               PROSPECTUS SUMMARY

The Company

We are a provider of advertising and graphic design services to our customer base which are primarily corporate clients. Our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We offer a wide range of services, from design and production of corporate identity packages, including logos, letterhead and business cards, to printed collateral materials and various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards. The menu of our services also includes the design and production of promotional materials, such as T-shirts, coffee mugs, and pens, together with web site design, high-quality scanning and extensive photo re-touching. We have recently begun offering a web site design package which also includes hosting services.

We were organized under the laws of the State of Florida in May 1999. Our principal executive offices are located at 4301 Oak Circle, Suite 25, Boca Raton, Florida 33431, and our telephone number is 561-417-3021. Our fiscal year end is September 30. We maintain a website at www.bbcgraphics.com. The information contained on that website is not part of this prospectus.

On December 22, 2000 we effected a 50,000 for one forward stock split. Unless specifically disclosed, all information contained in this prospectus gives proforma effect to this stock split.

The Offering

Common Stock Offered by
Selling Security holders                                      1,976,000 shares

Common Stock Outstanding:
         Prior to the Offering                                26,976,000 shares
         After the Offering                                   26,976,000 shares

                            Selected Financial Data

     The following summary of our financial information has been derived from our audited and unaudited financial statements that are included in this prospectus.

Results of Operation

                                        Year                  Year             3 Months          3 Months
                                        Ended                 Ended              Ended             Ended
                                 September 30, 2001    September 30, 2000    March 31, 2002    March 31, 2001
                                 ------------------    ------------------    --------------    --------------
Net Sales                             252,708               104,892              82,817            40,493
Gross Profit                          126,206                54,464              31,980            14,773
Income (loss) from Operations         (91,180)              (34,470)             (8,454)          (41,407)
Net Income (loss)                     (94,205)              (39,373)            (10,767)          (41,820)
Earnings (loss) per share               (0.00)                (0.00)              (0.00)            (0.00)

Balance Sheet Data

                                        Year                  Year
                                        Ended                 Ended              As Of
                                 September 30, 2001    September 30, 2000    March 31, 2002
                                 ------------------    ------------------    --------------
Current Assets                        54,014                42,146               69,415
Current Liabilities                   59,147                22,674              101,300
Working Capital                       (5,133)               19,472              (31,855)
Total Assets                          62,732                65,219               77,040
Total Liabilities                     59,147                37,371              101,300
Shareholder's Equity                   3,585                27,848              (24,260)

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING MATERIAL RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING BBC GRAPHICS AND OUR BUSINESS BEFORE PURCHASING OUR SECURITIES.

WE HAVE GENERATED LIMITED REVENUES, AND OUR FUTURE RESULTS ARE UNCERTAIN.


For the fiscal year ended December 31, 2001 we reported net sales of $252,708 and for the three months ended March 31, 2002 we reported net sales (unaudited) of $69,415. We cannot guarantee you that we will ever achieve a significant increase in our net sales or that profitability be achieved, or if achieved, sustained on an ongoing basis. Our prospects must be considered in light of the risks, and uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

There is no public market for our common stock, and there can be no assurance that a public market will ever be established. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. In the future we may attempt to establish a public market for our common stock. We cannot guarantee you that we will be successful. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

OUR SUCCESS DEPENDS ON THE EFFORTS OF OUR PRESIDENT AND CEO. IF WE SHOULD LOSE HER SERVICES, OUR RELATIONSHIPS WITH OUR CLIENTS COULD BE DAMAGED WHICH WOULD ADVERSELY AFFECT OUR NET SALES AND RESULTS OF OPERATIONS.

We rely on Suzanne Brady, our president and CEO, for the day-to-day management of BBC Graphics, as well as nurturing and developing the relationships we have with our clients. While Ms. Brady is a party to an employment agreement with us that expires in 2004, if we should lose her services, the relationships that we have with clients as a result of her efforts on our behalf could be damaged. Because we are a relatively small company with limited net sales, the loss of relationships with our clients could adversely affect our ability to generate net sales and, therefore, our future results of operations.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, AND WE CANNOT GUARANTEE YOU THAT WE WILL EVER ACHIEVE ANY LEVEL OF SUCCESS IN COMPETING FOR CLIENTS WITH OTHER ADVERTISING BUSINESSES.

The advertising business is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and somewhat limited scope of our services. In addition, there in not a significant barrier to entry by competitors. Our competitors are larger and more diversified than BBC Graphics, and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

WE HAVE HISTORICALLY BEEN DEPENDENT ON TWO MAJOR CLIENTS. IF WE SHOULD LOSE ONE OR BOTH OF THESE CUSTOMERS, OUR NET SALES AND RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.


Sales to one client for the year ended December 31, 2001 represented approximately 35% of total sales. Sales to two clients during the nine months ended September 30, 2000 represented approximately 25% of total sales. While we are attempting to broaden our client base and lessen our dependence upon these two clients, we cannot guarantee you that our efforts will be successful. In that event, the loss of either of these customers would have a material adverse effect on our business, financial position and results of operations.


WE MAY NEED ADDITIONAL CAPITAL WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ANY INABILITY TO RAISE ADDITIONAL CAPITAL WHEN NEEDED COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR COMPANY.

Our future capital requirements depend on a number of factors, including our ability to grow our net sales and manage our business. If we are to substantially increase our net sales, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

In the event we seek to establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION.

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2002. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This table does not give effect to the issuance of up to 1,428,000 shares of our common stock in the event currently outstanding warrants are exercised.

                                                                  MARCH 31, 2002
                                                                  --------------

Long-term liabilities .......................................      $      --

Shareholder's equity:

     Preferred stock, $.001 par value,
     3,000,000 shares authorized,
     0 shares issued and outstanding ........................             --

     Common stock, $.001 par value,
     100,000,000 shares authorized,
     26,976,000 shares issued and
     outstanding ............................................         26,976
     Additional paid-in capital .............................         63,319
                                                                   ---------
     Accumulated deficit ....................................       (114,555)
                                                                   ---------
          Total shareholder's equity ........................         24,260
                                                                   ---------
     Total  capitalization ..................................      $  77,040
                                                                   ---------

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.


CRITICAL ACCOUNTING POLICIES

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis or Plan of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the Notes to the September 30, 2001 Financial Statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenue is recognized on sales of products when the customer receives title to the goods, generally upon delivery. Revenue is recorded on a gross basis, since the Company is responsible for fulfillment, including the acceptability of the products and services ordered by the customer.


This  Prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this Prospectus, are forward-looking statements. In addition, when used in this document, the words anticipate, estimate, project and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are subject to certain risks, uncertainties and assumptions including risks relating to our limited operating history and operations losses; significant capital requirements; development of markets required for successful performance by the Company as well as other risks described in the Company's Annual Report on Form 10-KSB as well as in this Prospectus.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although the Company believes that the expectations we include in such forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct.

The following discussion and analysis should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere herein.

Our net sales for the six months ended March 31, 2002 were $122,375 or approximately 10% less than the six months ended March 31, 2001. Our net sales for the three months ended March 31, 2002 were $82,817 or approximately 105% more than the three months ended March 31, 2001. The increase in sales was due to obtaining several new clients and additional work from existing clients for the three months ended March 31, 2002. Our gross profit was approximately 39% of our net sales for the six months ended March 31, 2002 as compared to approximately 56% for the six months ended March 31, 2001. Our gross profit was approximately 37% of our net sales for the three months ended March 31, 2002 as compared to approximately 56% for the six months ended March 31, 2001. This decrease in the percentage of our gross profit to net sales is a result of higher costs related to certain services we perform, including printing and reproduction. Based upon information presently known to us, we believe the trend towards a lower gross profit margin will continue through fiscal 2002.

Our general and administrative expenses for the six months ended March 31, 2002 were $71,087 as compared to $98,423 for the six months ended March 31, 2001 an decrease of $27,336 or approximately 28%. Our general and administrative expenses for the three months ended March 31, 2002 were $40,434 as compared to $56,180 for the three months ended March 31, 2001 a decrease of $15,746 or approximately 28%. General and administrative expenses, which primarily include occupancy costs, professional fees, depreciation expenses and officers salaries has decreased.

We reported loss from operations of $(24,955) for the six months ended March 31, 2002 as compared a loss from operations of $(21,533) for the six months ended March 31, 2001. We reported loss from operations of $(8,454) for the three months ended March 31, 2002 as compared to a loss from operations of $(41,407) for the three months ended March 31, 2001.

Interest expense for the six months ended March 31, 2002 was $2,890 as compared to $950 for the six months ended March 31, 2001. Interest expense for the three months ended March 31, 2002 was $2,313 as compared to $413 for the three months ended March 31, 2001. Interest expense includes interest payment under capital leases.

We reported net loss of $(27,845) for the six months ended March 31, 2002 as compared to a net loss of $(22,483) for six months ended March 31, 2002. We reported net loss of $(10,767) for the three months ended March 31, 2002 as compared to a net loss of $(41,820) for three months ended March 31, 2002. This was primarily due to increased production costs and the decrease in our gross profit as a percentage of net sales.

Liquidity and capital resources

Our working capital deficit at March 31, 2002 was $(31,885), compared to $5,113 for March 31, 2001 a decrease of approximately $36,998. The change in working capital was primarily attributable to increased cost of goods sold and administrative costs.

Net cash provided by operating activities was $11,341 for the six months ended March 31 2002 as compared to $(2,960) for the six months ended March 31, 2002. This change reflected our net income, increases in accounts receivable, accounts payable, accrued expenses..

Net cash used in investing activities was $0 for the six months ended March 31, 2002 as compared to $3,140 for the six months ended March 31, 2001. The decrease was a result of no purchases of property and equipment.

Net cash provided by financing activities for the six months ended March 31, 2002 was $4,779 compared to net cash provided by financing activities of $56,706 for the six months ended March 31, 2001. This decrease was primarily attributable to proceeds from a private sale of our securities, a reduction in capital lease obligations and an increase in the amount owed to an affiliate.

Since inception, we have primarily funded our operations through proceeds from private sales of our common stock. In October 2000, we raised proceeds of $30,000 through the private sale of our common stock. In January and February, 2001, we raised an additional $59,500 of proceeds from additional private sales of our common stock. We have financed certain equipment acquisitions with capital leases, and as of December 31, 2001, we had outstanding lease commitments of $12,473.

Prior to February 1, 2001 we had been treated as an S corporation under the provisions of the Internal Revenue Code, when a disqualifying event occurred and we began being taxed as a C corporation. Because we had been treated as an S corporation for Federal income tax purposes, previously we paid no Federal or state income taxes. As a result of our historical losses, we do not believe this change in tax status will have a material effect upon us.

During the next 12 months we have no material commitments for capital expenditures. Other than our cash flows from operations, we do not presently have any outside sources of capital. The report of our auditors on our financial statements for the fiscal year ended September 30, 2001 contains a qualification that we will continue as a going concern. There is substantial doubt we will continue as a going concern absent a significant increase in our net sales, we will be required to raise additional working capital to satisfy our liquidity requirements. We currently have no commitments or understandings with third parties to provide us with financing. We cannot guarantee that we will be successful in obtaining additional financing when needed or on terms favorable to our stockholders or us. If we are unable to raise additional working capital as needed, our results of operations and liquidity will be adversely affected.

                                    BUSINESS

The Company

We provide a wide range of advertising and graphic design services to our clients. Most typically, these services will include designing, developing and producing:

- corporate identity packages, including logos, letterhead and business cards,

- Various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards,

- printed collateral materials such as brochures and catalogs, and

- promotional materials, such as T-shirts, coffee mugs, and pens.

While we serve a diversified client roster, which is primarily corporate clients, our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We believe our business focus defines us within our market. We believe we offer our clients a more cost-effective alternative to a traditional advertising agency because, unlike many traditional advertising agencies, we will work for a client on a per project basis as opposed to only handling entire advertising engagements. Because we do not require a long term advertising commitment by our client, our business model allows our clients the freedom to work with several agencies to capture that unique look while staying within their budget.

We generally obtain new clients through referrals or by soliciting prospective clients through personal contacts and presentations by our management. The agreements with our clients are generally terminable by either party upon mutually agreed short-term notice, typically 60 to 90 days, as is the custom in the industry.

The primary sources of our revenues are fees earned from the production of advertising materials. The billing and collection procedures established by us require that billings be collected from our clients in sufficient time for us to make the corresponding payment to production, usually within 30 days of invoice. Service fees for creative and typesetting time are established on a case-by-case basis. We also charge our clients a service fee on our outside purchases of production materials, including photography and printing, which generally is 20% over the cost of such purchases. In some cases, fees are generated in lieu of a percentage of the cost and markup on outside purchases of production materials.

We consider our relationships with our clients to be good. Due to the nature of the business, any client could at some time in the future reduce its advertising budget, or transfer to another agency all or part of its advertising presently placed through us. Representation of a client does not necessarily mean that we handle all advertising for such client exclusively. In many cases, we handle the advertising of only a portion of a client's products or services. We depend upon a core of clients from which we obtain the bulk of our revenues. For transition period of the nine months ended September 30, 2000 two of our clients, Beztak Corporation and International Industries, represented 25% of our net sales, and for the year ended September 31, 2001 this one client represented 85% of our net sales.

We internally produce substantially all of the materials required for our clients. Services and materials such as website software design, website hosting, photography, printing and film are generally purchased from outside vendors.

We have identified numerous sources for the products and services we purchase from outside vendors. We do not maintain any written contracts with our suppliers. Substantially all of such suppliers are located within Palm Beach County, Florida.

Government Regulation

Federal, state and local governments and governmental agencies in recent years have adopted statutes and regulations affecting the advertising activities of advertising agencies and their clients. For example, statutes and regulations have prohibited television advertising for certain products and regulated the form and content of certain types of advertising for many consumer products. The Federal Trade Commission (FTC) has also required proof of accuracy of advertising claims with respect to various products and, in its enforcement policies, is seeking to establish more stringent standards with respect to advertising practices. The FTC has the authority to investigate and to institute proceedings against advertisers and their advertising agencies for deceptive advertising. The effect on the advertising business of future interpretations of existing statutes or regulations, or the effect of new legislation or regulatory activity cannot be predicted. No claims or enforcement actions have ever been instituted against us to date. We do not currently maintain errors and omissions insurance.

Competition

The advertising industry is highly competitive. Agencies of all sizes strive to attract new clients or accounts from existing clients. In addition, many companies have in-house departments, which handle all, or a portion of their advertising. Competition in the advertising industry depends to a large extent on the client's perception of the quality of an agency's creative product. As we have grown our operation we have had to compete more frequently against larger advertising agencies. These larger agencies generally have substantially greater financial resources, personnel and facilities than us. We believe we are able to compete on the basis of the quality of our product, service, and personal relationships with clients and reputation.


Property


We lease approximately 1,000 square feet of commercial space from an unaffiliated third party under a lease terminating in April 2003 at an annual rental of $12,624. We believe this existing space is sufficient for our needs in the foreseeable future.


Employees

We currently employ two people, both of whom are full-time employees. Our employees are not represented by a collective bargaining unit. We believe that the relations with our employees are good.

Legal Proceedings

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

                                   MANAGEMENT

Directors and Executive Officers


The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the board of directors and their terms of office at the discretion of the board.

NAME                      AGE           POSITION
----                      ---           --------
Suzanne Brady             34            President, CEO and director
Julie Mitchell            31            Treasurer, COO and director
Lisa M. Breunig           37            Director

Suzanne Brady has been our president, CEO and a member of our board of directors since May 1999. From February 1997 until May 1999 she was president and member of the board of directors of BBC Graphics, Inc., a privately held company and our predecessor company. From April 1994 to February 1997 she conducted advertising and design services under the dba BBC Graphics, a sole proprietorship. From 1990 to March 1994 Mrs. Brady was the art director of Boca Business Center and Advertising and Design Group. Mrs. Brady received an associates degree in Graphic Art from George Brown College in Toronto, Canada.

Julie Mitchell has been our COO and treasurer since May 1999, and has been a member of our board of directors since October 2000. From December 1998 until February 1999 she was a graphic designer with Movie Ad Corporation, and from January 1998 until December 1998 she was the production manager at Boca Type and Graphics. From January 1997 until January 1998 Ms. Mitchell was print manager at Proctors Printing and from January 1996 until January 1997 Ms. Mitchell was a reservationist at Holiday Inn Sunspree. Ms. Mitchell attended Carlton University in Ontario, Canada and received her associates degree from The Art Institute of Fort Lauderdale, Florida.

Lisa M. Breunig has been a member of our board of directors since October 2000. Since June 1999 she has been project manager with PCL Constructors Canada, Inc. From September 1997 until June 1999 Ms. Breunig was a contract administrator with construction contractor O'Brien-Kreitzberg & Associates and from January 1995 until September 1997 she was a project coordinator with Giffels Enterprises Inc. Ms. Breunig received a Civil Engineering Technology Honors Diploma from Sheridan College of Applied Arts and Technology.

Mrs. Brady, Ms. Mitchell, and Ms. Breunig are sisters.

Compliance with Section 16(a) of the Exchange Act

Because we do not have a class of common equity registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") our officers, directors and principal shareholders are not required to file Forms 3,4 or 5.

Executive Compensation

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the past three fiscal years to (i) our president and CEO, and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended September 30, 2001, the transition period ended September 30, 2000 and the fiscal year ended December 31, 1999:

                                  FISCAL                             OTHER ANNUAL     LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR         SALARY       BONUS    COMPENSATION     OPTIONS/ (#)    PAYOUTS  COMPENSATION
---------------------------       -----------------------------------------------------------------------------------------
Suzanne Brady                     2001(1)      21,000          0          0               0              0          0
                                  2000(1)           0          0          0               0              0          0
                                  1999(1)(2)        0          0          0               0              0          0

(1) For the fiscal year ended December 31, 1999, the transition period of the nine months ended September 30, 2000 and the year ended September 30, 2001, we imputed compensation in the amounts of $35,000, $33,750 and $20,000, respectively, which represented our estimation of the fair value of her services. In March 2001 Ms. Brady became a party to an employment agreement providing for annual cash compensation of $56,000, the terms of which are described elsewhere in this annual report.

(2) Excludes subchapter S distributions made to Ms. Brady during fiscal 1999 in the amounts of $8,034.

Employment Agreement

In March 2000 we entered into an employment agreement with Suzanne Brady to serve as our president and CEO. Under the terms of this three-year agreement, we will pay Ms. Brady an annual salary of $56,000. The agreement also provides, among other things, for participation in any profit sharing or retirement plan and in other employee benefits applicable to our employees, and certain non-disclosure and non-competition provisions. Under the terms of the agreement, we may terminate the employment of Ms. Brady with cause. If we should terminate the agreement for cause, as defined in the agreement, no further compensation is due Ms. Brady from the date of termination. As of September 30, 2001 we owe Ms. Brady $13,072 in accrued salary.

Stock Option Information

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted in fiscal 2001.

                                     PERCENT OF
                     NUMBER OF     TOTAL OPTIONS/
                    SECURITIES      SARS GRANTED
                    UNDERLYING      TO EMPLOYEES   EXERCISE OR
                   OPTIONS/SARS      IN FISCAL     BASE PRICE
NAME                GRANTED (#)        YEAR          ($/SH)      EXPIRATION DATE
--------------------------------------------------------------------------------
Suzanne Brady,
President, CEO
and director            --              --            --               --

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
                                            NUMBER OF
                                            SECURITIES            VALUE OF
                                            UNDERLYING           UNEXERCISED
                    SHARES                 UNEXERCISED         IN-THE-MONEY
                   ACQUIRED                OPTIONS/SARS         OPTIONS/SARS
                      ON        VALUE      AT FY-END (#)        AT FY-END ($)
                   EXERCISE    REALIZED    EXERCISABLE/         EXERCISABLE/
NAME                 (#)         ($)       UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------------------------------------
Suzanne Brady,
President, CEO
and Director          --         --             --                   --


Long-Term Incentive Plans Awards in Last Fiscal Year

                    NUMBER       PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                   OF SHARES      OR OTHER         NON-STOCK PRICE-BASED PLANS
                   UNITS OR      PERIOD UNTIL     ------------------------------
                  OTHER RIGHTS    MATURATION      THRESHOLD   TARGET   MAXIMUM
NAME                  (#)         OR PAYOUT        ($OR #)    ($OR #)  ($ OR #)
--------------------------------------------------------------------------------
Suzanne Brady,
President, CEO
and Director          --             --              --         --        --

2001 Stock Option Plan

On March 1, 2001, the board of directors and a majority of our shareholders adopted our 2001 stock option plan. We have reserved 1,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 2001 stock option plan. The 2001 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 2001 stock option plan is currently administered by our board of directors.

Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 110% holder of our voting stock are exercisable at a price equal to or greater than 10% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board in its discretion. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this annual report, we have not granted any options under the 2001 stock option plan.

Limitation on Liability and Indemnification Matters

As authorized by the Florida Business Corporation Law, our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o unlawful payments of dividends or unlawful stock redemptions or repurchases; and

         o any transaction from which the director derived an improper personal benefit.

This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                             PRINCIPAL SHAREHOLDERS

At December 31, 2001, there were an aggregate of 26,976,000 shares of common stock issued and outstanding. The following table sets forth, as of December 31, 2001, information known to us relating to the beneficial ownership of shares of common stock by:

- each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

- each director;

- each executive officer; and

- all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 4301 Oak Circle, Suite 25, Boca Raton, Florida 33431.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this annual report, have been exercise or converted.

NAME AND ADDRESS OF          AMOUNT AND NATURE OF         PERCENTAGE
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP          OF CLASS
-------------------          --------------------         ----------

Suzanne Brady                     24,800,000                 91.9%
Julie Mitchell                       100,000                    *
Lisa M. Breunig                      100,000                    *
All officers and directors
 as a group (three persons)       25,000,000                 92.7%

*       Less than 1%.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, there are 26,976,000 shares of common stock issued and outstanding, which are held of record by approximately 63 holders, and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights and holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.

The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Warrants

         We have issued and outstanding warrants to purchase a total of 1,428,000 shares of our common stock, including:

         * Series A warrants to purchase up to 476,000 shares of our common stock at an exercise price of $1.00 per share,

         * Series B warrants to purchase up to 476,000 shares of our common stock at an exercise price of $2.00 per share, and

         * Series C warrants to purchase up to 476,000 shares of our common stock at an exercise price of $3.00 per share.

The warrants expire on October 15, 2005. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events. Other than the exercise price, all series of the warrants are identical. We may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.001 per share if the average closing price of our common stock should exceed $5.00 per share for 10 consecutive trading days. Warrant holders will have this 15 day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during this 15 day period, the warrant holder will receive the call price and the warrants will expire.

Dividend policy

No dividends have been paid on the shares of our common stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our shareholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Old Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716, and its telephone number is 732-872-2727.

                            SELLING SECURITY HOLDERS

         The following table sets forth

         o        the name of each selling security holder,

         o        the number of shares owned, and

         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                                NUMBER OF                  SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED              BE OFFERED           AFTER OFFERING
-------------------------------                 ------------              ----------      -----------------------
B.S.J. Consulting, Inc.                                8,000                   8,000                -0-
Ross Bleustein                                         4,000                   4,000                -0-
Marc D. Brodsky, M.D.                                  8,000                   8,000                -0-
Marla Brodsky                                          8,000                   8,000                -0-
Roberta Brodsky                                        8,000                   8,000                -0-
Stephen Brodsky                                        8,000                   8,000                -0-
Elizabeth Capra                                        8,000                   8,000                -0-
Thomas G. Cerami                                       8,000                   8,000                -0-
Jeffrey Ceren                                          8,000                   8,000                -0-
Richard T. Clark                                      20,000                  20,000                -0-
Arthur Dermer                                          8,000                   8,000                -0-
Lois Dermer                                            8,000                   8,000                -0-
Marissa Dermer                                         8,000                   8,000                -0-
Nancie Doherty                                         8,000                   8,000                -0-
Joseph Doherty                                         8,000                   8,000                -0-
Patricia A. Donlevy-Rosen                              4,000                   4,000                -0-
Steven Elias                                           4,000                   4,000                -0-
Eurovest, Inc.                                         8,000                   8,000                -0-
Daryn P. Fleming                                       8,000                   8,000                -0-
Tyler T. Fleming                                       8,000                   8,000                -0-
Margie Goldstein                                       8,000                   8,000                -0-
Wayne Goldstein                                        8,000                   8,000                -0-
G. David Gordon                                       32,000                  32,000                -0-
George Gordon                                        500,000                 500,000                -0-
Joel C. Holt                                           8,000                   8,000                -0-
Edith Hutto                                            8,000                   8,000                -0-

                                                NUMBER OF                  SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED              BE OFFERED           AFTER OFFERING
-------------------------------                 ------------              ----------      -----------------------
Thomas H. Jahnke
     Revocable Trust                                   8,000                   8,000                -0-
Brian S. John                                          8,000                   8,000                -0-
Brian S. John Revocable Trust                          8,000                   8,000                -0-
William John Jr.                                       8,000                   8,000                -0-
Cindy K. Olsen Johnson                                 8,000                   8,000                -0-
John Johnson                                           8,000                   8,000                -0-
Seth A. Joseph                                         4,000                   4,000                -0-
Deana L. Leest                                         8,000                   8,000                -0-
Eric Leest                                             8,000                   8,000                -0-
Charles J. Lidman                                      8,000                   8,000                -0-
Stephen Misyak                                         8,000                   8,000                -0-
Jodi Misyak                                            8,000                   8,000                -0-
Darrell Nether                                         8,000                   8,000                -0-
Sandra Nether                                          8,000                   8,000                -0-
John S. Norton                                         8,000                   8,000                -0-
Barbara Pino                                           8,000                   8,000                -0-
John Powers                                            8,000                   8,000                -0-
Stephen Remer                                          8,000                   8,000                -0-
Anthony J. Reynolds                                    8,000                   8,000                -0-
Howard D. Rosen                                        4,000                   4,000                -0-
Roy Samuel                                             8,000                   8,000                -0-
Gary Schultheis                                      500,000                 500,000                -0-
Barry Seidman                                          8,000                   8,000                -0-
John Signorello                                        8,000                   8,000                -0-
Herbert Tabin                                        500,000                 500,000                -0-
Harriet F. Wadia                                       8,000                   8,000                -0-
Dr. Maneck S. Wadia                                    8,000                   8,000                -0-
Terry Washburn                                         8,000                   8,000                -0-
Joel S. Weissler                                       4,000                   4,000                -0-
D. Mark White                                          8,000                   8,000                -0-
Susan Willis                                           8,000                   8,000                -0-
William Zeidel                                         8,000                   8,000                -0-
Malcolm G. Ziman                                      16,000                  16,000                -0-
Arnold Zousmer                                         8,000                   8,000                -0-

TOTAL                                              1,976,000               1,976,000                -0-

None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling security holders including in one or more transactions that may take place on the over-the-counter market at such time, if ever, as a public market for our common stock is established. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

         - a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

         - purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions which the broker solicits purchases, and

         - face-to-face transactions between sellers and purchasers without a broker-dealer.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

                         SHARES ELIGIBLE FOR FUTURE SALE

At the date of this prospectus, we have 26,976,000 shares of common stock issued and outstanding, all of which are restricted securities. Of these restricted shares, 1,976,000 shares are eligible for resale by this prospectus. The remaining restricted shares, which are owned by our officers and directors, are eligible for sale under Rule 144. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301.

                                     EXPERTS

The financial statements for the year ended September 30, 2001, and the nine month period ended September 30, 2000, appearing in this prospectus and registration statement have been audited by Daszkal Bolton LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.


The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 223 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the World Wide Web located at http//www.sec.gov.


The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2001 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        BBC GRAPHICS OF PALM BEACH, INC.

                              FINANCIAL STATEMENTS


                                    CONTENTS


                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT ...............................................F-2

FINANCIAL STATEMENTS FOR THE YEAR ENDED SEPTEMBER 30, 2001,
   AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000

        Balance Sheet ......................................................F-3

        Statements of Operations ...........................................F-4

        Statements of Changes in Stockholders' Equity ......................F-5

        Statements of Cash Flows ...........................................F-6

        Notes to Financial Statements ......................................F-7

CONDENSED FINANCIAL STATEMENTS FOR THE THREE MONTHS AND SIX MONTHS
   ENDED MARCH 31, 2002 (UNAUDITED)

        Condensed Balance Sheet ............................................F-13

        Condensed Statements of Operations .................................F-14

        Condensed Statements of Cash Flows .................................F-15

        Notes to Condensed Financial Statements ............................F-16

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
BBC Graphics of Palm Beach, Inc.


We have audited the accompanying balance sheets of BBC Graphics of Palm Beach, Inc. at September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended September 30, 2001 and the nine months ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BBC Graphics of Palm Beach, Inc. as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the year ended September 30, 2001 and the nine months ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has experienced losses since its inception as well as negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the resolution of these uncertainties.

                                        /s/ Daszkal Bolton LLP
                                        ----------------------

Boca Raton, Florida
January 9, 2002

BBC GRAPHICS OF PALM BEACH, INC.
BALANCE SHEETS

                                     ASSETS
                                                             September 30,
                                                         --------------------
                                                           2001        2000
                                                         --------    --------

Current assets:
     Cash ............................................   $      -    $  1,889
     Accounts receivable .............................     43,769      21,897
     Due from shareholder ............................     10,245      18,360
                                                         --------    --------
            Total current assets .....................     54,014      42,146
                                                         --------    --------

Property and equipment, net ..........................      5,499      19,854
                                                         --------    --------

Other assets:
     Deposits ........................................      3,219       3,219
                                                         --------    --------

            Total assets .............................   $ 62,732    $ 65,219
                                                         ========    ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Cash overdraft ..................................   $    143    $      -
     Accounts payable ................................     29,764       9,420
     Accrued expenses ................................     13,627
     Obligations under capital leases ................     15,613      13,254
                                                         --------    --------
            Total current liabilities ................     59,147      22,674
                                                         --------    --------

Long-term liabilities:
     Obligations under capital leases ................          -      14,697
                                                         --------    --------

Commitments and contingencies ........................          -           -

Stockholders' equity:
     Preferred stock, $0.001 par value; 3,000,000
       shares authorized, none outstanding ...........          -           -
     Common stock, $0.001 par value; 100,000,000
       shares authorized; 26,976,000 shares at
       September 30, 2001 and 25,000,000
       shares at September 30, 2000,
       issued and outstanding ........................     26,976      25,000
     Paid in Capital .................................     63,319      68,750
     Accumulated deficit .............................    (86,710)    (65,902)
                                                         --------    --------
            Total stockholders' equity ...............      3,585      27,848
                                                         --------    --------

            Total liabilities and stockholders' equity   $ 62,732    $ 65,219
                                                         ========    ========

                 See accompanying notes to financial statements.

BBC GRAPHICS OF PALM BEACH, INC.
STATEMENTS OF OPERATIONS

                                                                Nine months
                                                Year ended         ended
                                               September 30,   September 30,
                                                   2001             2000
                                               -------------   -------------

Net sales ....................................   $ 252,708        $ 104,892

Costs of goods sold ..........................     126,502           50,428
                                                 ---------        ---------

Gross profit .................................     126,206           54,464

General and administrative expenses ..........     217,386           88,934
                                                 ---------        ---------

Loss from operations .........................     (91,180)         (34,470)
                                                 ---------        ---------

Interest expense .............................       3,025            4,903
                                                 ---------        ---------

Loss before income taxes .....................     (94,205)         (39,373)

Income taxes .................................           -                -
                                                 ---------        ---------

Net loss .....................................   $ (94,205)       $ (39,373)
                                                 =========        =========

Loss per share - basic and diluted ...........   $    0.00        $    0.00
                                                 =========        =========

                 See accompanying notes to financial statements.

BBC GRAPHICS OF PALM BEACH, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     Common Stock
                                                                -----------------------      Paid-in       Additional    Accumulated
                                                                  Shares        Amount       Capital         Deficit        Total
                                                                ----------      -------      --------       ---------      ---------
Balance, December 31, 1999 ...............................      25,000,000      $25,000      $ 35,000       $(26,529)      $ 33,471

Imputed officer's compensation ...........................               -            -        33,750              -         33,750

Net loss for the period ..................................               -            -             -        (39,373)       (39,373)
                                                                ----------      -------      --------       --------       --------

Balance, September 30, 2000 ..............................      25,000,000       25,000        68,750        (65,902)        27,848
                                                                ----------      -------      --------       --------       --------

Distributions ............................................               -            -        (8,910)             -         (8,910)

Reclassification of S-corp. accumulated deficit ..........               -            -       (73,397)        73,397              -

Imputed officer's compensation ...........................               -            -        20,000              -         20,000

Issuance of common stock .................................       1,976,000        1,976        87,524              -         89,500

Costs associated with issuance of common stock ...........               -            -       (30,648)             -        (30,648)

Net loss for the year ....................................               -            -             -        (94,205)       (94,205)
                                                                ----------      -------      --------       --------       --------

Balance, September 30, 2001 ..............................      26,976,000      $26,976      $ 63,319       $(86,710)      $  3,585
                                                                ==========      =======      ========       ========       ========

                 See accompanying notes to financial statements.

BBC GRAPHICS OF PALM BEACH, INC.
STATEMENTS OF CASH FLOWS

                                                                                          Nine months
                                                                          Year ended         ended
                                                                         September 30,   September 30,
                                                                             2001            2000
                                                                         -------------   -------------
Cash flows from operating activities:
     Net loss ..........................................................   $(94,205)       $(39,373)
     Adjustments to reconcile net loss to
       net cash used by operating activities:
         Depreciation and amortization .................................     19,857          11,412
         Imputed officer's compensation ................................     20,000          33,750
     Changes in assets and liabilities:
         (Increase) decrease in accounts receivable ....................    (21,872)        (15,781)
         (Increase) decrease in security deposits ......................          -          (2,066)
         Increase in cash overdraft ....................................        143
         Increase in accrued expenses ..................................     13,623
         Increase (decrease) in accounts payable .......................     20,348         (10,053)
                                                                           --------        --------
Net cash provided by (used in) operating activities ....................    (42,106)        (22,111)
                                                                           --------        --------

Cash flows from investing activities:
     Purchase of property and equipment ................................     (5,502)         (3,432)
                                                                           --------        --------
Net cash used in investing activities ..................................     (5,502)         (3,432)
                                                                           --------        --------

Cash flows from financing activities:
     Repayment of capital lease obligations ............................    (12,338)         (8,783)
     Due from shareholder ..............................................      8,115          35,445
     Distributions .....................................................     (8,910)              -
     Proceeds from sale of common stock ................................     89,500               -
     Costs associated with issuance of common stock ....................    (30,648)              -
                                                                           --------        --------
Net cash provided by financing activities ..............................     45,719          26,662
                                                                           --------        --------

Net increase (decrease) in cash ........................................     (1,889)          1,119

Cash at beginning of period ............................................      1,889             770
                                                                           --------        --------

Cash at end of period ..................................................   $      -        $  1,889
                                                                           ========        ========


Supplemental Cash Flow Information:
     Cash paid for interest ............................................   $  3,025        $  4,903
                                                                           ========        ========

     Non-cash transactions affecting investing and financing activities:
         Reclassification of accumulated deficit .......................   $ 73,397        $      -
                                                                           ========        ========

                 See accompanying notes to financial statements.

BBC GRAPHICS OF PALM BEACH, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

BBC Graphics of Palm Beach, Inc. (the "Company") was incorporated in the state of Florida and operates as a full-service nationwide advertising agency with an emphasis on graphic design. The Company's primary sources of revenues include design services such as corporate logo design, all types of printed collateral and displays.

Depreciation

The Company's property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets, five years. Depreciation expense includes the amortization of capital lease assets.

Revenue Recognition

Revenue is recognized on sales of products when the customer receives title to the goods, generally upon delivery. Revenue is recorded on a gross basis, since the Company is responsible for fulfillment, including the acceptability of the products and services ordered by the customer.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company with the consent of its shareholders, had elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore no provision for Federal income taxes has been included in these financial statements through February 1, 2001, when a disqualifying event occurred and the Company began taxation as a C corporation. Refer to Note 11 for the period subsequent to February 1, 2001.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2001 and 2000.

Advertising Costs

The Company conducts non-direct response advertising. These costs are expensed as incurred. Advertising costs for the year ended September 30, 2001 and the nine months ended September 30, 2000 were $2,545 and $6,037, respectively.

Recent Accounting Pronouncements

The following pronouncements were recently adopted:

EITF 00-2, "Accounting for Web Site Development Costs." This EITF provides guidance on accounting for significant costs incurred to develop Internet web sites.

EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." This EITF provides guidance on the accounting for the income statement classifications of amounts charged to customers for shipping and handling.

EITF 99-19, "Reporting Revenue Gross as a Principal Versus Net as an Agent." This EITF provides guidance on how companies should report revenue. Either the gross amount received from the customer or the net amount retained after payment to the supplier.

EITF 99-17, "Accounting for Advertising Barter Transactions." This EITF provides guidance on the accounting for transactions entered into in which rights are exchanged to place advertisements on each other's web sites.

The Securities and Exchange Commission issued Staff Accounting Bulletin Number 101, which provides guidance on the recognition of revenue.

The Financial Accounting Standards Board issued interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation." This interpretation provides guidance only for certain issues that arise in applying APB opinion No. 25 "Accounting for Stock Issued to Employees."

The Company's adoption of these pronouncements did not have a material effect on the financial statements.

Earnings Per Share

Earnings per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighed-average number of common shares outstanding plus all potential dilutive common shares outstanding.

Long-Lived Assets

The Company assesses whether its long-lived assets are impaired as required by SFAS No. 21, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated and based on the estimated fair value of the cost.

Change in fiscal year-end

On or about September 30, 2000 the Company decided to change its fiscal year from December 31 to September 30.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consist of normal trade receivables. The Company assesses the collectibility of its accounts receivable regularly. Based on this assessment, an allowance for doubtful accounts is recorded. At September 30, 2001 and 2000, an allowance for doubtful accounts is not considered necessary.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, which are reflected at cost, consist of the following at September 30, 2001 and 2000:

                                                            September 30,
                                                      -------------------------
                                                        2001            2000
                                                      ---------       ---------

Furniture and fixtures .........................      $   2,040       $     500
Computer equipment .............................         60,557          56,595
Printing machinery and equipment ...............         52,722          52,722
                                                      ---------       ---------
         Total property and equipment ..........        115,319         109,817
         Less: accumulated depreciation ........       (109,820)        (89,963)
                                                      ---------       ---------
         Property and equipment, net ...........      $   5,499       $  19,854
                                                      =========       =========

Depreciation and amortization expense for the year ended September 30, 2001 and the nine months ended September 30, 2000 were $19,857 and $11,412, respectively.

NOTE 4 - LEASE COMMITMENTS

Certain non-cancelable leases are classified as capital leases, and the leased assets are included as part of "Property and equipment." Other leases are classified as operating leases and are not capitalized. Details of the capitalized leased assets are as follows:

                                                            September 30,
                                                      -------------------------
                                                        2001            2000
                                                      ---------       ---------

Equipment .....................................       $ 55,607          $55,607
Less: accumulated amortization ................         55,382           37,029
                                                      --------         --------
         Total ................................       $    225         $ 18,578
                                                      ========         ========

The Company leases its facility under an operating lease with a term of three years, payable in monthly installments. Total lease expense for the year ended September 30, 2001 and the nine-month period ended September 30, 2000 was $11,724 and $4,800, respectively.

At September 30, 2001, the future minimum lease payments under operating and capital leases are as follows:

          Years Ending September 30,           Capital Leases   Operating Leases
-------------------------------------------    --------------   ----------------

                     2002                        $ 16,935           $ 12,520
                     2003                               -              4,208
                     2004                               -                  -
                     2005                               -                  -
                                                 --------           --------
Total minimum lease payments ..............        16,935           $ 16,728
                                                                    ========
Less: amount representing interest ........        (1,322)
                                                 --------
Present value of net minimum lease payments        15,613
Less: current maturities ..................       (15,613)
                                                 --------
         Total long-term obligation .......      $      -

NOTE 5 - RELATED PARTY TRANSACTIONS

Due from shareholder consists of a non-interest bearing demand note arising from monies advanced by the Company on the shareholder's behalf. As of September 30, 2000 the shareholder owed the Company $18,360. During the year ended September 30, 2001 the Company advanced the shareholder $11,885 and the shareholder paid the Company back $20,000. As of September 30, 2001 the shareholder owes the Company $10,245.

NOTE 6 - MAJOR CUSTOMERS

Sales to one customer for the year ended September 30, 2001 represented approximately 35% of total sales. Sales to two customers during the nine months ended September 30, 2000 represented approximately 25% of total sales. At September 30, 2001, 85% of total accounts receivable are due from one customer.

NOTE 7 - PRIVATE PLACEMENT OFFERINGS

In February 2001 the Company sold 59.5 units at $1,000 per unit or $59,500 or $0.125 per share of common stock, which included 476,000 shares of common stock and warrants to purchase an additional 1,428,000 shares at exercise prices ranging from $1.00 to $3.00.

In October of 2000, the Company had a private placement offering. One million five hundred thousand shares of $0.001 common stock were sold at a purchase price of $0.02 per share for a total of $30,000. The offering was conducted pursuant to Section 4(2) of the Securities Act of 1933. Prior to this offering, the Company amended its articles of incorporation. As a result of the amendment, the maximum number of shares that the Company shall be authorized to issue and have outstanding at any one time shall be 103,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. Effective the date of the amendment, each one share of common stock, $1.00 par value per share, outstanding before the effective date of this amendment will be changed into 50,000 fully paid and non-assessable shares of common stock, $0.001 par value per share. The financial statements have been adjusted to retroactively show the 50,000-for-1 stock split.

NOTE 8 - STOCK OPTION PLAN

Under the Company's stock option plan, adopted March 1, 2001, 1,000,000 shares of common stock were reserved for issuance upon exercise of options granted to directors, officers and employees of the Company. The Company is authorized to issue Incentive Stock Options ("ISOs"), which meet the requirements of Section 42 of the Internal Revenue Code of 1986. At its discretion, the Company can also issue Non Statutory Options ("NSOs"). When an ISO is granted, the price shall be equal to the fair market value on the date of the grant. The NSO price shall not be less than fair market value of one share of the stock on the date the option is granted. The vesting period will be determined on the date of grant. As of September 30, 2001, no options had been granted.

NOTE 9 - IMPUTED COMPENSATION

The Company recorded officer compensation expense imputed at $33,750 for the period ended September 30, 2000 and $20,000 for the year ended September 30, 2001.

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings
(loss) per share:

                                                                Nine months
                                                  Year ended        ended
                                                 September 30,   September 30,
                                                     2001            2000
                                                 ------------    ------------
Numerator:

Net income (loss) is both the numerator for
basic loss per share (income available to
common shareholders) and the numerator for
diluted loss per share (income available to
common shareholders after assumed conversions)   $    (94,205)   $    (39,373)

Denominator:
     Denominator for basic loss per share
       (weighted-average shares) .............     26,810,181      25,000,000
     Effect of dilutive securities:
         Warrants ............................              -               -
                                                 ------------    ------------
     Denominator for dilutive loss per share
       (adjusted weighted-average) ...........     26,810,181      25,000,000
                                                 ============    ============

Basic loss per share .........................   $       0.00    $       0.00
                                                 ============    ============

Diluted loss per share .......................   $       0.00    $       0.00
                                                 ============    ============

Warrants to purchase 1,428,000 shares of common stock were outstanding during the year ended September 30, 2001, but were not included in the computation of diluted loss per share because the effect would be anti-dilutive to the net loss per share for the period.

NOTE 11 - INCOME TAXES

As stated in Note 1 - Summary of Significant Accounting Policies, the Company was taxed as an S corporation until February 1, 2001, when a disqualifying event occurred and the Company began taxation as a C corporation. The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. The tax amounts have been calculated using the Company's effective income tax rate resulting from the use of graduated rates.

                                                  September 30,
                                                      2001
                                                  ------------
Deferred tax asset:
  Tax benefit of net operating loss carry forward   $ 31,982

Valuation allowance:
  Beginning balance .............................     (7,000)
     Increase during the year ...................    (24,982)
                                                    --------
  Ending balance ................................    (31,982)
                                                    --------
Net deferred taxes ..............................   $      -
                                                    ========


         Fiscal year loss originated             Year expiring
         ---------------------------             -------------

             September 30,2001                        2016

As of September 30, 2001, the Company had an unused net operating loss carry forward of $84,992 available for use on its future corporate federal tax returns.

At the time the Company changed its status from an S Corporation to a C Corporation, the deficit accumulated of $73,397 was reclassified from accumulated deficit to additional paid-in capital.

NOTE 12 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The company has experienced substantial losses from operations since its inception as well as negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The company's ability to continue in existence as a going concern is dependent upon its ability to increase sales and obtain equity and/or debt financing. Management believes that the Company's products are viable and that with proper marketing, profitable operations are attainable.

                        BBC GRAPHICS OF PALM BEACH, INC.
                             Condensed Balance Sheet
                                 March 31, 2002
                                   (Unaudited)

                                     ASSETS



Current assets:
    Cash .......................................................      $  16,120
    Accounts receivable ........................................         52,605
    Other current assets .......................................            690
                                                                      ---------
           Total current assets ................................         69,415
                                                                      ---------

Property and equipment, net ....................................          4,406
                                                                      ---------
Other assets:
    Deposits ...................................................          3,219
                                                                      ---------

           Total assets ........................................      $  77,040
                                                                      =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
    Accounts payable ...........................................      $  51,556
    Accrued expenses ...........................................         38,907
    Due to shareholder, net                                                 280
    Obligations under capital leases ...........................         10,557
                                                                      ---------
           Total current liabilities ...........................        101,300
                                                                      ---------

Commitments and contingencies

Stockholders' equity:
    Preferred stock, $0.001 par value; 3,000,000
      shares authorized, none outstanding ......................              -
    Common stock, $0.001 par value; 100,000,000
      shares authorized; 26,976,000 shares
      issued and outstanding ...................................         26,976
    Additional paid in capital .................................         63,319
    Accumulated deficit ........................................       (114,555)
                                                                      ---------
           Total stockholders' equity ..........................        (24,260)
                                                                      ---------

           Total liabilities and stockholders' equity ..........      $  77,040
                                                                      =========

            See accompanying notes to condensed financial statements.

                        BBC GRAPHICS OF PALM BEACH, INC.
                       Condensed Statements of Operations
        For the Three Months and Six Months Ended March 31, 2002 and 2001
                                   (Unaudited)

                                            Three months ended               Six months ended
                                                 March 31,                       March 31,
                                       -----------------------------   ----------------------------
                                           2002            2001            2002            2001
                                       ------------    ------------    ------------    ------------
Net sales ..........................   $     82,817    $     40,493    $    122,375    $    136,491
                                       ------------    ------------    ------------    ------------


Costs of goods sold ................         50,837          25,720          76,243          59,601


Gross profit .......................         31,980          14,773          46,132          76,890
                                       ------------    ------------    ------------    ------------


General and administrative expenses          40,434          56,180          71,087          98,423
                                       ------------    ------------    ------------    ------------


Income (loss) from operations ......         (8,454)        (41,407)        (24,955)        (21,533)
                                       ------------    ------------    ------------    ------------


Interest expense ...................         (2,313)           (413)         (2,890)           (950)
                                       ------------    ------------    ------------    ------------


Net (Loss) .........................   $    (10,767)   $    (41,820)   $    (27,845)   $    (22,483)
                                       ============    ============    ============    ============


Earnings (loss) per share -
basic and diluted ..................   $      (0.00)   $      (0.00)   $      (0.00)   $      (0.00)
                                       ============    ============    ============    ============


Weighted-average shares outstanding      26,976,000      26,812,044      26,976,000      26,812,044
                                       ============    ============    ============    ============

            See accompanying notes to condensed financial statements.

                        BBC GRAPHICS OF PALM BEACH, INC.
                       Condensed Statements of Cash Flows
        For the Three Months and Six Months Ended March 31, 2002 and 2001
                                   (Unaudited)

                                                             Six months ended
                                                                 March 31,
                                                         -----------------------
                                                           2002          2001
                                                         ---------     ---------
Cash flows from operating activities:
     Net income (loss) .............................     $(27,845)     $(22,483)
     Adjustments to reconcile net income
     (loss) to net cash
     used by operating activities:

Depreciation and amortization ......................        1,093         5,706

Imputed Officers Compensation ......................            -        20,000

     Changes in assets and liabilities:
         (Increase) in accounts receivable .........       (8,836)      (14,866)
         Decrease in cash overdraft ................         (143)            -
         Increase in accounts payable ..............       21,792         8,683
         Increase in accrued expenses ..............       25,280             -
                                                         --------      --------

Net cash provided by operating activities ..........       11,341        (2,960)
                                                         --------      --------


Cash flows from investing activities:
     Purchase of property and equipment ............            -        (3,140)
                                                         --------      --------

Net cash (used in) investing activities ............            -        (3,140)
                                                         --------      --------

Cash flows from financing activities:
     Repayment of capital lease obligations ........       (5,056)       (8,384)
     Due from shareholder ..........................         (165)       (2,000)
     Shareholder loans .............................       10,000             -
     Distributions .................................            -        (8,910)
     Proceeds from sale of common stock ............            -        76,000
                                                         --------      --------

Net cash provided by financing activities ..........        4,779        56,706
                                                         --------      --------


Net increase in cash ...............................       16,120        50,606

Cash at beginning of period ........................            -         1,889
                                                         --------      --------

Cash at end of period ..............................     $ 16,120      $ 52,495
                                                         ========      ========
Supplemental Cash Flow Information:
Cash Paid for Interest .............................     $  2,890      $    950

            See accompanying notes to condensed financial statements.

BBC GRAPHICS OF PALM BEACH, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NATURE OF BUSINESS

BBC Graphics of Palm Beach, Inc. ("the Company") was incorporated in the state of Florida and operates as a full-service nationwide advertising agency with an emphasis on graphic design. The Company's primary sources of revenues include design services such as corporate logo design, all types of printed collateral and displays.

NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three and six months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ended September 30, 2002. The condensed interim financial statements should be read in conjunction with the audited financial statements and notes, contained in the Company's Annual Report on Form 10-KSB for the year-ended September 30, 2001.

The report of our auditors on our financial statements for the fiscal year ended September 30, 2001 contains a qualification that we will continue as a going concern. There is substantial doubt the Company will continue as a going concern.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consist of normal trade receivables. The Company assesses the collectability of its accounts receivable regularly. Based on this assessment, an allowance for doubtful accounts is recorded, if considered necessary. An allowance for doubtful accounts was not considered necessary as of March 31, 2002.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, which are reflected at cost, consist of the following:

                                                               March 31,2002
                                                               -------------

Furniture and fixtures ...................................       $   2,040
Computer equipment .......................................          60,557
Printing machinery and equipment .........................          52,721
                                                                 ---------
           Total property and equipment ..................         115,318
           Less: accumulated depreciation ................        (110,912)
                                                                 ---------
           Property and equipment, net ...................       $   4,406
                                                                 =========

NOTE 4 - RELATED PARTY TRANSACTIONS

Due to shareholder consists of a non-interest bearing demand note arising from funds advanced to the Company by a stockholder.

NOTE 5 - RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company believes that the adoption of SFAS No. 141 will not have a significant impact on its financial statements.

In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The Company is currently assessing but have not yet determined the impact of SFAS No. 142 on its financial position and results of operations.

                                TABLE OF CONTENTS

                                               PAGE
                                               ----

Prospectus Summary..........................      2
Risk Factors................................      3
Capitalization..............................      6
Use of Proceeds.............................      7
Management's Discussion and
  Analysis or  Plan of Operation............      7
Business....................................     10
Management..................................     12
Certain Relationships and
    Related Transactions....................     15
Principal Shareholders......................     15
Description of Securities...................     16
Selling Security Holders....................     18
Plan of Distribution .......................     20
Shares Eligible for Future Sale.............     21
Legal Matters...............................     21
Experts.....................................     21
Additional Information......................     22
Financial Statements........................    F-1









                                1,976,000 SHARES

                                 BBC GRAPHICS OF
                                PALM BEACH, INC.





                                   PROSPECTUS

                             ________________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee........................ $       61.75
Legal Fees and Expenses*...............................     20,000.00
Accounting Fees and Expenses*..........................      7,500.00
Financial Printing*....................................      3,000.00
Transfer Agent Fees*...................................      1,250.00
Blue Sky Fees and Expenses*............................        750.00
Miscellaneous*.........................................      2,000.00
                                                           ----------
          TOTAL........................................    $34,561.75
                                                           ==========

* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Between October 2000 and November 2000 we sold an aggregate of 1,500,000 shares of our common stock to three individuals in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the act. We received $30,000 in proceeds from these sales. We paid no commissions or underwriting discounts in this transaction. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The purchasers had access to business and financial information concerning BBC Graphics of Palm Beach. We had reasonable grounds to believe that each purchaser was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.

In February 2001 we sold an aggregate of 59.5 units to 57 accredited and sophisticated investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 506. Each unit consisted of 8,000 shares of our common stock, a Series A warrant to purchase 8,000 shares at $1.00 per share, a Series B warrant to purchase 8,000 shares at $2.00 per share and a Series C warrant to purchase 8,000 shares at $3.00 per share, at a purchase price of $1,000 per unit. We received gross proceeds of $59,500 in this offering. Granite Financial Group, Inc., a broker-dealer, acted as placement agent for us in this offering, and we paid Granite Financial Group, Inc. selling commissions of $5,950. Each of the investors (a) had access to business and financial information concerning BBC Graphics of Palm Beach, (b) represented that they were acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were either accredited investors or had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in BBC Graphics of Palm Beach, and were, therefore, sophisticated investors at the time of purchase. In addition, we had reasonable grounds to believe that 54 of the investors were accredited investors within the meaning of Rule 501 under Regulation D. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.       DESCRIPTION OF DOCUMENT
-----------       -----------------------

   2 Merger Agreement between BBC Graphics, Inc. and BBC Graphics of Palm Beach, Inc.*

   3.1(a)         Certificate of Incorporation of BBC Graphics of Palm Beach,
                  Inc.*

   3.1(b)         Articles of Amendment increasing authorized capital*

   3.2            By-laws of BBC Graphics of Palm Beach, Inc.*

   5              Opinion of Atlas Pearlman, P.A.*

   10.1           Stock Option Plan*

   10.2           Employment Agreement between the Company and Suzanne Brady*

   10.3(a)        Office Lease for 4301 Oak Circle, Suite 25*

   10.3(b)        Demand Promissory Note dated December 31, 2000 from Suzanne
                  Brady*

   23(i)          Consent of Atlas Pearlman, P.A. (See Exhibit 5)*

   23(ii)         Consent of Daszkal Bolton LLP (1)

------------
*        Previously filed
(1)      Filed herewith


ITEM 28.  UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on July , 2002.



                             BBC GRAPHICS OF PALM BEACH, INC.


July 24, 2002                By: /s/ Suzanne Brady
                             --------------------------------------------
                                     Suzanne Brady, President,
                                     Chief Executive Officer
                                     and Principal Financial and Accounting
                                     Officer


Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.





        SIGNATURE                  TITLE                               DATE
        ---------                  -----                               ----

/s/ Suzanne Brady          Chief Executive Officer,               July 24, 2002
-------------------        President and Director
    Suzanne Brady          (Principal Executive Officer
                           and Principal Accounting
                           Officer)

/s/ Julie Mitchell         Chief Operating Officer,               July 24, 2002
-------------------        Treasurer and Director
    Julie Mitchell


                           Director                               July   , 2002
-------------------
    Lisa M. Breunig

The foregoing represents a majority of the Board of Directors.